THORNBURG ETF TRUST N-1A/A

Exhibit 99.(l)

SUBSCRIPTION AGREEMENT

Thornburg ETF Trust (the “Trust”), a Massachusetts business trust, and Thornburg Investment Management, Inc. (“Thornburg”), hereby agree as follows:

1.	The Trust hereby offers to sell to Thornburg and Thornburg hereby agrees to purchase 12,000 shares of Thornburg Multi Sector Bond ETF, a series of the Trust (the “Fund”), at a price of $25 per share. The Trust hereby acknowledges, on behalf of the Fund, receipt from Thornburg of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940, as amended, to serve as the seed money for the Trust prior to the commencement of the public offering of the Trust’s shares.

3.	Thornburg represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Agreement as of December 20, 2024.

THORNBURG ETF TRUST

By:	/s/ Curtis Holloway
Name: Curtis Holloway
Title: CFO & Treasurer

THORNBURG INVESTMENT MANAGEMENT, INC

By:	/s/ Nimish Bhatt

Name: Nimish Bhatt

Title: CFO